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                                                                 EXHIBIT 10.2

                        ASSET PURCHASE AND SALE AGREEMENT

                                      AMONG

                       ST. MARTINVILLE PARTNERS, LTD. AND

                BARGO ENERGY COMPANY, COLLECTIVELY AS SELLER, AND

                          HARKEN ENERGY CORPORATION AND

                HARKEN EXPLORATION COMPANY, COLLECTIVELY AS BUYER

                               DATED MAY 19, 1998


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                        ASSET PURCHASE AND SALE AGREEMENT


         This Asset Purchase and Sale Agreement ("Agreement") is entered into this 19th day of May, 1998, among St. Martinville Partners, Ltd., a Texas limited partnership ("SMPL"), and Bargo Energy Company, a Texas general partnership ("Bargo"), and Harken Energy Corporation, a Delaware corporation ("Harken Energy") and Harken Exploration Company, a Delaware corporation ("Exploration"). SMPL and Bargo are called herein collectively "Seller". Harken Energy and Exploration are called herein collectively "Buyer". Buyer and Seller are called herein collectively the "Parties."

                                   WITNESSETH:

         WHEREAS, Seller desires to sell to Buyer certain producing, nonproducing and undeveloped oil and gas properties and other related assets and Buyer desires to purchase such properties and assets upon and subject to the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Capitalized terms used in this Agreement have the meanings given such terms in this Article 1 or elsewhere in this Agreement.

         "Additional Shares" has the meaning set forth in Article 13.02.

         "Affiliate"means (i) with respect to the Seller, any corporation, limited liability company, association, partnership or person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with, the Seller, and (ii) any Seller's officers, directors and shareholders.

         "Assets" means Seller's right, title and interest in and to the following (except to the extent constituting Excluded Assets):

         (i) All of the stated working interests in the Wells described on Exhibit "A" hereto, an equal undivided interest in the Equipment used in producing, operating and maintaining each Well respectively, and an equal undivided interest in the Units described or referred to on Exhibit "A";


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         (ii)     75% of Seller's interests in the Mineral Interests described on Exhibit "A-1" (St. Martinville Prospect Area) hereto and the Lands covered thereby from the surface down to the base of the Discorbis 4 Sand and an equal undivided interest in the Equipment located thereon and used in connection therewith to the extent such Equipment is not described in (i) above;

         (iii) 75% of Seller's interests in all of the Mineral Interests described on Exhibit "A-2" (S. Bayou Boeuf Prospect Area) hereto and the Lands covered thereby and an equal undivided interest in the Equipment located thereon and used in connection therewith to the extent such Equipment is not described in (i) above;

         (iv) 50% of Seller's interests in all of the Mineral Interests described on Exhibit "A-3" (Bol Mex Prospect Area) hereto and the lands covered thereby and an equal undivided interest in the Equipment located thereon and used in connection therewith to the extent such Equipment is not described in (i) above;

         (v) To the extent the following relate to any of the property described in (i), (ii), (iii) or (iv), the same undivided interest as specified for the related property above: All of the licenses, permits, contracts, agreements and other instruments owned by Seller (other than bonds posted by Seller) which concern and relate to any of the Wells, Mineral Interests, Lands, and/or Equipment insofar as same concern or relate to the Wells, Mineral Interests, Lands, and/or Equipment, or the operation thereof, including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; geologic and geophysical agreements; acreage contribution agreements; operating agreements; balancing agreements; and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of Hydrocarbons; and all other contracts and agreements related to the Wells, Mineral Interests, Lands, and/or Equipment;

         (vi) To the extent the following relate to any of the property described in (i), (ii), (iii) or (iv), an undivided interest that corresponds to the interest in such property to be conveyed hereunder: All Records and, to the extent transferable, all other contract rights, intangible rights (excluding Seller's trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription; and




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         (vii)    To the extent the following relate to any of the property
                  described in (i), (ii), (iii) or (iv), an undivided interest that corresponds to the interest in such property to be conveyed hereunder: All payments, and all rights to receive payments, with respect to the ownership of the production of Hydrocarbons from, or the conduct of operations on, the Assets and the interests to be conveyed to Buyer hereunder accruing after the Effective Date.

         "Bol Mex Prospect Area" shall mean the area described on Exhibit "A-3".

         "Buyer" has the meaning set forth in the preface to this Agreement.

         "Buyer Indemnified Party" has the meaning provided in Article 7.03.

         "Closing" has the meaning set forth in Article 3.04 hereof.

         "Closing Date" has the meaning set forth in Article 3.04 hereof.

         "Closing Shares" has the meaning set forth in Article 3.01(a) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission (or any successor body thereto).

         "Conveyance Documents" means the Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit "B", together with those other forms of assignments, bills of sale, deeds and other instruments the Parties agree are necessary or appropriate to convey title to the Assets or Option Assets from Seller to Buyer.

         "Easement Agreement" has the meaning set forth in Article 8.04.

         "Effective Date" means 7:00 a.m. local time with respect to each of the Assets on January 1, 1998.

         "Equipment" means all the tangible personal property, tools, machinery, materials, pipelines, gas plants, gathering systems, equipment, fixtures and improvements, which are incident or attributable to the Wells, Mineral Interests, Lands and/or Units or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, on the Effective Date, including the personal property, materials and equipment listed on Exhibit "C" hereto.

         "Examination Period" has the meaning set forth in Article 6.02.




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         "Excluded Assets" has the meaning set forth in Article 2.01(b) hereof.

         "Expiring Leases" has the meaning set forth in Article 8.03(b).

         "Fee Tract" has the meaning set forth in Article 2.01(b).

         "Final Settlement Date" has the meaning set forth in Article 9(h).

         "Final Settlement Statement" has the meaning set forth in Article 9(h).

         "Governmental Approvals" has the meaning set forth in Article 14.

         "Hydrocarbons" means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, S02, C02, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.

         "Imbalances" has the meaning set forth in Article 9(f).

         "Indemnifying Party" has the meaning set forth in Article 7.04(a) hereof.

         "Lands" means the lands covered by the Mineral Interests.

         "Leases" means the oil and gas leases or oil, gas, and mineral leases shown in Exhibits "A- 1", "A-2" and "A-3" hereto or that cover any portion of the area described in such Exhibits.

         "Loss" or "Losses" means all damages, payments, penalties, fines, assessments, costs, amounts paid in settlement, obligations, taxes, losses (including reductions in the value of Assets), liabilities, expenses and fees incurred, including court costs and attorneys' fees and expenses and costs of investigating, preparing or defending any action or proceeding, provided, however, that Buyer shall be deemed to have incurred a Loss or Losses only if, and only to the extent that, the cumulative aggregate of all such Loss or Losses attributable to or arising in connection with the portion of the Assets acquired from SMPL exceeds $74,000 or the cumulative aggregate of all such Loss or Losses attributable to or arising in connection with the portion of the Assets acquired from Bargo exceeds $126,000.

         "Mineral Interests" means the Leases and any mineral interest owned by Seller in and to the lands described on Exhibits "A-1", "A-2" and "A-3".

         "NRI" means a fractional or percentage interest in and to all Hydrocarbons produced from or allocated to a Well or Unit described on Exhibit "A" after deduction of all lessors' royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest in such Well or Unit.




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         "Operating Agreement" has the meaning set forth in Article 2.01(b).

         "Option Assets" has the meaning set forth in Article 13.01.

         "Option Closing" has the meaning set forth in Article 13.02.

         "Parties" has the meaning set forth in the preface above.

         "Permitted Encumbrances" means, with respect to the Assets, the following:

         (i) liens for taxes not yet due or, if due, being challenged in good faith by appropriate proceedings;

         (ii) materialmen's, mechanics' and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business;

         (iii) easements, rights-of-way, servitudes, permits, surface leases, and other rights granted to or reserved for third parties in respect of surface operations (including without limitation those rights set forth in Exhibit "D" attached hereto and made a part hereof for all purposes) that do not materially interfere with the operation of the portion of the Assets burdened thereby;

         (iv) rights reserved to or vested in any governmental authority to control or regulate any of the Wells or Units and all applicable laws, rules, regulations and orders of such authorities so long as the same:

                  (a) do not decrease Seller's NRI below the NRI shown in Exhibit "A" or increase Seller's WI above the WI shown in Exhibit "A" without at least a proportion ate increase in Seller's NRI, or

                  (b) do not create any liens in respect of such Wells or Units;

         (v) liens arising under operating agreements, unitization and pooling agreements, orders and statutes and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business as set forth in Exhibit "E" attached hereto and made a part hereof for all purposes;

         (vi) the terms and conditions of all contracts and agreements relating to the Leases and Wells, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, and right-of-way agreements, to the extent such terms and conditions:



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                  (a)      do not decrease Seller's NRI below the NRI shown in
                           Exhibit "A" or increase Seller's WI above the WI shown in Exhibit "A" without at least a proportion ate increase in Seller's NRI,

                  (b) are normal and customary in the oil and gas industry in the area in which the affected Assets are located, and

                  (c) would not conflict with any other portion of this definition of Permitted Encumbrances;

         (vii) royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar interests that do not decrease Seller's NRI below the NRI shown in Exhibit "A" or increase Seller's WI above the WI shown in Exhibit "A" without at least a proportionate increase in Seller's NRI;

         (viii) conventional rights of reassignment requiring notice to the holders of the rights prior to surrendering or releasing a leasehold interest; and

         (ix) calls on production exercisable only at prices substantially equivalent to then current fair market value.

         (x) the absence of Governmental Approvals other than Governmental Approvals that were applicable to a previous transaction involving the transfer of all or any portion of the Assets but were not complied with at the time of the consummation of such transaction.

         "Phase I Environmental Audit" means an assessment of Seller's compliance with Environmental Laws relative to the Assets consisting of examination of Seller's files and public documents, interviews of personnel of Seller and of other appropriate persons and visual inspection of the Assets.

         "Preference Right" means any preemptive right, option or preferential right to purchase any portion of the Assets held by any person or entity other than Buyer.

         "Product Contracts" has the meaning given set forth in Article 4.01(m).

         "Purchase Price" has the meaning given set forth in Article 3.01.

         "Records" means all originals, copies, computer tapes and discs, files, records, information or data relating to the Assets in the possession of Seller, or in the possession of any agent for the Seller, including, without limitation, title records (including abstracts of title, title opinions, certificates of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical



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production curves, geologic and geophysical information, drilling reports, well completion reports, drill stem test charts and reports, engineering reports, regulatory reports, and all related materials, insofar as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e. the materials are not subject to a proprietary agreement precluding their transfer to Buyer).

         "Records Delivery Date" has the meaning given set forth in Article 13.03(a).

         "Registration Rights Agreement" has the meaning set forth in Article 11.01(c).

         "Related Agreements" means the Conveyance Documents, the Easement Agreement and the Registration Rights Agreement.

         "Remaining Purchase Price" means $4,000,000, subject to adjustment in accordance with Article 8.03(b) and Article 6.02.

         "Reserve Shares" has the meaning set forth in Article 3.01(b).

         "S. Bayou Boeuf Prospect Area" shall mean the area described on Exhibit "A-2".

         "Seller" has the meaning set forth in the preface to this Agreement.

         "Seller Indemnified Party" has the meaning given to it in Article 7.02.

         "Shares" means shares of the common stock, $0.01 par value per share, of Harken Energy.

         "St. Martinville Prospect Area" shall mean the area described on Exhibit "A-1".

         "Survival Period" has the meaning set forth in Article 7.01 hereof.

         "Taxes" has the meaning set forth in Article 9.

         "Third Party Claim" has the meaning set forth in Article 7.04(a) hereof.

         "Transfer Requirements" means all consents, approvals, authorizations or permits of, or filings with or notifications to, any third party which must be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement in order (a) for such transactions to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right arising therefrom) under any terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset or any interest therein or portion thereof) as a result of such transactions, or (c) to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset or any interest therein or portion thereof (or any right arising therefrom) as a result of such transactions.



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         "Units" means all unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the lands subject to the Leases, or any portion thereof, and the units and pooled or communitized areas created thereby.

         "Wells" means wells for the production of Hydrocarbons which are listed in Exhibit "A" or which are located on the Lands.

         "WI" means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of a Well or Unit described on Exhibit "A".

                                    ARTICLE 2
                      SALE AND PURCHASE; OPTION TO PURCHASE

         2.01     Sale and Purchase.

         (a) INCLUDED ASSETS. Subject to the terms and conditions of this Agreement and in consideration of Buyer's payment to Seller of the Purchase Price as provided in this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to Buyer, the Assets.

         (b) EXCLUDED ASSETS. Notwithstanding anything herein provided to the contrary, the term "Assets" as used in this Agreement shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby the following ("Excluded Assets"): (i) all cash, deposits, checks, funds, accounts receivable, notes receivable, or similar items attributable to the Assets with respect to any period of time prior to the Effective Date, except for those funds in suspense accounts to be delivered to Buyer pursuant to Article 8.01(b) hereof and (ii) all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Date and all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Seller and are in storage or otherwise held in inventory and all proceeds attributable thereto, and those listed in Exhibit "H" and the following:

                           (i) the surface estate in and to the tract in the St. Martinville Prospect Area described under Lease No. R133-000 on Exhibit "A-1" (the "Fee Tract");

                           (ii) 25% of the Seller's interest in the St. Martinville Prospect Area, and the right to act as operator for the St. Martinville Prospect Area;

                           (iii) 25% of the Seller's interest in the S. Bayou Boeuf Prospect Area, and the right to act as operator for the S. Bayou Boeuf Prospect Area;




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                           (iv)     50% of the Seller's interest in the Bol Mex
                                    Prospect Area, and the right to act as
                                    operator for the Bol Mex Prospect Area.

         Subsequent to the Effective Date, the form of Operating Agreement attached hereto as Exhibit "K" (the "Operating Agreement") will govern operations on the the St. Martinville Prospect Area and the Bol Mex Prospect Area. At the Closing, the Parties will execute separate Operating Agreements covering each of those prospect areas.

         (c) OPTION TO PURCHASE. The Buyer will have, and the Seller hereby grants to Buyer, a continuing option, on the terms set forth in Article 13.01 below, for a period of one (1) year following the Closing Date to purchase from Seller all of Seller's remaining interest in the St. Martinville Prospect Area and in the S. Bayou Boeuf Prospect Area (including the right to operate both areas).


                                    ARTICLE 3
                                 PURCHASE PRICE

         3.01 Purchase Price. In consideration for the sale and conveyance to Buyer of the Assets, subject to the terms and conditions hereof, the Buyer agrees to tender and deliver to the Seller in the manner hereinafter provided shares of its capital stock as consideration (the "Purchase Price"), that is of an aggregate value, which the Parties agree is equal to Twenty Million Two Hundred Fifty Thousand Dollars ($20,250,000):

         (a) Harken Energy will issue and deliver to the Seller following Closing, at the time, in the amount, and in the manner described in Article 8.03(a), the number of Shares equal in value to Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000) which the parties hereto have calculated to be 2,716,483 (the "Closing Shares").

         (b) Harken Energy will withhold from the Purchase Price that number of shares (the "Reserve Shares") which are equal in value to $4 million as a contingency against Seller obtaining new or renewal leases under St. Martinville Prospect Area as described in Article 8.03(b) and the need for environmental compliance operations under Article 6.02.

         3.02 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Buyer, 5605 North MacArthur, Suite 400, Irving, Texas 75038, simultaneously with the execution of this Agreement on May 19, 1998, or at such other place, date and time as the Buyer and the Seller may mutually determine (the "Closing Date").




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         3.03 Allocation of Purchase Price. The Closing Shares and the Reserve
Shares shall be allocated and deliverable in the proportion of thirty-seven percent (37%) to SMPL and sixty-three percent (63%) to Bargo.

         3.04 Deliveries at the Closing. At the Closing or as otherwise set forth in Article 11, (i) the Seller will deliver to the Buyer the documents referred to in Article 11.01 below, and (ii) the Buyer will deliver to the Seller the documents referred to in Article 11.02 below.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Article 4.01 are true and correct as of the Closing Date:

         (a) SMPL is a limited partnership and Bargo is a general partnership, each of which is duly organized, validly existing and in good standing under the laws of the State of Texas, and is qualified to do business and in good standing under the laws of the State of Louisiana.

         (b) Each Seller has all requisite power and authority, limited partnership or corporate and otherwise, to carry on its business as presently conducted, to enter into this Agreement and the Related Agreements, to perform its obligations under this Agreement and the Related Agreements.

         (c) The execution and delivery of this Agreement and the Related Agreements have been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by the Seller at Closing, and the consummation of the transactions contemplated hereby and thereby as of the Closing Date shall have been duly authorized by all necessary limited partnership action on the part of the Seller. No further authorization is required by any law, statute, regulation, court order or judgment applicable to the Seller. This Agreement and the Related Agreements constitute the legal, valid and binding obligations the Seller enforceable in accordance with their respective terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). After Closing, the Seller will have the ability to continue in its same business without a fundamental change in the nature or scope of its business.

         (d) The execution and delivery of the Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate, or be in conflict with, any provisions of the Seller's agreement of limited



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                  partnership or other governing documents, (ii) constitute a breach of, or any event of default under, any contract or agreement to which the Seller is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect any of the Assets, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, or (iv) result in any material liability to Buyer under the terms of any contracts or agreements.

         (e) Except as set forth on Exhibit "J" hereto, no suit, action or other proceeding is pending before any court or any governmental agency as of the date of this Agreement to which the Seller is a party or which involves the Assets and which might result in a material impairment or loss of the Seller's title to the Assets or that might materially hinder or impede the operation of the Assets or the ability of the Seller to perform its obligations under this Agreement or under the Related Agreements. Seller will promptly give the Buyer notice of any such proceeding arising prior to or after the Closing with respect to which it has notice. The Seller has received no notice of any pending or threatened action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental agency, public board or body against or affecting the Seller or the Assets that questions the powers and authority of the Seller to enter into or perform its obligations under this Agreement or the Related Documents or to carry out the transactions on its part described in this Agreement or the Related Documents or the power of the Borrower to own and dispose of the Assets.

         (f) Seller has no knowledge of material defects or breakage in the Equipment to be conveyed in whole or in part to Buyer pursuant to the terms hereof, and to the best of Sellers knowledge, all the Equipment is in working order as of the Closing Date. As used in this Article 4.01(f), a material defect or breakage means any defect that requires repair or replacement of any personal property or fixtures conveyed herein to Buyer requiring an expenditure by Buyer in excess of $50,000 per defect, or $100,000 in the aggregate for all defects and breakage.

         (g) All royalties, rentals and other payments due with respect to the Mineral Interests have been properly and timely paid as prescribed by the Leases governing them. All conditions necessary to keep the Leases in force have been fully performed no notices have been received by Seller of any claim to the contrary and all of the Leases are in full force and effect.

         (h) Prior to the Closing Date, (i) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay" or similar provision to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor, and (ii) Seller has not produced a share of gas materially greater than its ownership



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                  percentage and Seller is under no obligation to reduce its share of production under any gas balancing agreement or similar contract to allow under-produced parties to come back into balance.

         (i) All ad valorem, property, production, severance and similar taxes and assessments based an or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom on the Assets have been properly paid and all such taxes and assessments which become due and payable prior to the Closing Date shall have been properly paid by Seller.

         (j) All laws, regulations and orders of all governmental agencies having jurisdiction over the Assets or operations conducted thereon have, to Seller's knowledge, been and shall continue to be complied with in all material respects until the Closing Date. Seller has obtained all material necessary permits from governmental agencies having jurisdiction in connection with the Assets, including, without limitation, the injection and disposal of salt water, or operations conducted thereon and have timely, properly and accurately made and will continue to timely, properly and accurately make all filings required by all governmental agencies with respect to the Assets or operations conducted thereon.

         (k) Seller has not incurred liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement or the Related Agreements for which Buyer shall have any responsibility whatsoever.

         (l) With respect to the Basic Documents (defined below), in all material respects (i) the Basic Documents all are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) Seller is not in breach or default with respect to any of its material obligations pursuant to any such Basic Document or any regulations incorporated therein or governing same; (iii) all material payments (including, without limitation, royalties, delay rentals, shut-in royalties, or payments, fees for salt water disposal or injection, and joint interest or other billings under unit or operating agreements) due from Seller thereunder have been made by Seller; (iv) to Seller's knowledge no other party to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any of their material obligations thereunder; (v) neither the Seller nor, to Seller's knowledge, any other party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial determination of any Basic Document or any provision thereof; and (vi) the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach of, constitute a default under, or result in a violation of the material provisions of any Basic Document and none of the Basic Documents will require, after the Effective Date, that any advance payments be made to any party other than those required under operating agreements. As used herein the term "Basic Documents" shall mean the Leases, the Product Contracts (defined below), partnership, joint venture, limited partnership, farmout, dry hole, bottom hole, operating agreements, acreage contribution, purchase and acquisition agreements, area of mutual interest agreements and salt water disposal and/or injection agreements, servicing contracts, casement and/or right-of-way agreements, surface leases, surface use agreements, unitization or pooling agreements and all other material executory contracts and agreements relating to the Assets, including, without limitation, those contracts and agreements described in Article 4.01(m) hereto.

         (m) Other than agreements which are cancellable on 90 days notice or less without material penalty or detriment, all product purchase agreements and all agreements relating to or affecting the purchase, sale, gathering, delivery, compressing, transporting, processing, marketing or any other disposition of the gas and condensate produced from or attributable to the Assets are described on Exhibit "F" attached hereto and made a part hereof under the heading "Product Contracts," and are herein referred to as the "Product Contracts".

         (n) Seller has good and valid title to the Assets subject to Permitted Encumbrances. Exhibit "A-1", "A-2" and "A-3" contains a list of all Mineral Interests and other mineral estates and interests within the Lands owned by Seller and is true and correct, except as otherwise noted therein; provided, however, that title to the Leases shall be assigned to Buyer with warranties of title by, through and under Seller and its Affiliates who are predecessors to Seller's title, but not otherwise.

         (o) The Mineral Interests entitle Seller to receive not less than the undivided interest set forth in Exhibit "A" as NRI of all indicated hydrocarbons produced, saved and marketed from or attributable to the Wells, including any non-producing, behind the pipe, or proved undeveloped reserves, through plugging, abandonment and salvage of such Wells. Seller's obligation to bear costs and expenses relating to the development of and operations on the Wells is not, and, through the plugging, abandonment and salvage of such Wells, shall not be greater than the WI set forth in Exhibit "A."

         (p) Seller is currently receiving from all purchasers of production from the Mineral Interests at least the NRI set forth in Exhibit "A" without suspense or any indemnity other than standard division order warranties. Seller is currently bearing, as Operator, or paying to operators of the Leases, for the development and operation thereof no more than the WI set forth in "Exhibit A," and the Seller is current for all costs and expenses pertinent to the development and operation of the Leases.

         (q) No portion of the Mineral Interests (1) has been contributed to and is currently held by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used in Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership. For the purpose of this Article 4.01(s) a "tax partnership" is an entity deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code or any similar state or federal statute, rule or regulation, by reason of elections made not to be excluded from the application of such partnership provisions.

         (r) The Seller represents that it has been furnished with such information as Seller may have requested from the Buyer concerning the Buyer, Harken Energy's common stock and the Shares being delivered hereunder. The Seller further represents that (A) it is an "accredited investor," as defined in Rule 501(a) of the Securities Act of 1933, as amended (the "Securities Act"), and (B) it has had the opportunity to ask questions of and receive satisfactory answers from management of Harken Energy concerning Harken Energy, its operations, the matters set forth in the Harken SEC Documents and an other matters. The Seller acknowledges and agrees that the Shares may not be sold or transferred following the Closing unless either (a) such Shares have been registered under the Securities Act and applicable state securities laws, or (b) the transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws and Harken Energy shall have been furnished with a written opinion of legal counsel reasonably satisfactory to Harken Energy to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws; provided, however, that Bargo may freely sell or transfer all or any number of Shares to SMPL and SMPL may freely sell or transfer a portion of its Shares to EnCap Equity 1996 Limited Partnership or Energy Capital Investment Company PLC (limited partners of SMPL), so long as all such sale or transfers are accomplished in a manner consistent with the Securities Act and applicable state securities laws; provided, however, no legal opinion shall be required in connection with sales or transfers of Shares to SMPL or to limited partners of SMPL as provided above. The Seller agrees that the certificates representing the Shares issued pursuant to this Agreement will contain the following restrictive legend: THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR EXEMPTIONS FROM REGISTRATION ARE AVAILABLE. THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE PURCHASE AND SALE AGREEMENT DATED AS OF MAY 19, 1998, AMONG HARKEN ENERGY CORPORATION, HARKEN EXPLORATION COMPANY,

                  ST. MARTINVILLE PARTNERS, LTD. AND BARGO ENERGY COMPANY. A COPY OF THE PURCHASE AND SALE AGREEMENT MAY BE OBTAINED
                  AT NO COST BY WRITTEN REQUEST MADE BY THE RECORD HOLDER OF THE CERTIFICATE TO HARKEN ENERGY CORPORATION.

         (s) Seller has provided Buyer with complete and accurate information relating to the Leases and Assets, including without limitation, all applicable agreements relating, appertaining or incidental to the Leases, production history and characteristics. Seller has also provided Buyer with copies of all land and well files heretofore maintained and belonging to Seller.

         (t) Prior to Closing, Seller shall have made available to Buyer for examination at Seller's office in Houston, Texas, all title and other information relating to the Assets insofar as the same are in Seller's possession and after Closing will cooperate with Buyer in Buyer's efforts to obtain such additional information relating to the Assets as Buyer may reasonably require, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party. After Closing, Seller shall cooperate with Buyer in Buyer's efforts to obtain, at Buyers' expense, such additional title information as Buyer may reasonably deem prudent.

         (u) Seller has caused the Assets to be produced, operated and maintained in a good and workmanlike manner consistent with good oilfield practices, has maintained insurance now in force with respect to the Assets, has paid or caused to be paid all costs and expenses in connection therewith, has kept the Leases in full force and effect and has performed and, to the best knowledge of Seller, complied with all the covenants and conditions contained in the Leases and all agreements relating to the Assets.

         (v) During the period between the Effective Date and the Closing, Seller has not entered into any agreements or commitments with respect to the Assets, has not modified or terminated any of the agreements relating to the Assets, including, without limitation, the Basic Documents and the Product Contracts, has not encumbered, sold or otherwise disposed of any of the Assets other than personal property which has been replaced by equivalent property or consumed in the operation of the Assets, and has not voluntarily compromised any amounts payable to the Seller due to casualty loss or any pending or threatened taking related to the Assets.

         (w) Seller has exercised reasonable efforts in safeguarding and maintaining all engineering, geological and geophysical data, reports and maps, contract rights and like information relating to the Assets.

         (x) In the event that as of the Closing Date the Assets are subject to outstanding Governmental Approvals, Seller agrees to indemnify the Buyer Indemnified Party against any Loss or Losses arising by reason of the failure to obtain such Governmental Approvals. Seller represents that it will exercise reasonable efforts to obtain such Governmental Approvals. The indemnity herein provided shall survive the Closing until the required Governmental Approvals have been obtained.

         (y) Seller has permitted Buyers' authorized representatives to (i) consult with Seller's and/or any third-party contract operator's agents and employees during reasonable business hours and to conduct on-site inspections, reasonable tests and inventories with respect to the Assets and inspect and examine all production and related data, well logs and geological and geophysical data relating to the Assets, and (ii) inspect and make copies of all orders, proceedings and evidence with respect to the Assets of the Louisiana Conservation Commission.

         (z) Prior to the Closing Date, Seller has used reasonable efforts to maintain its relationships with all suppliers, customers and others having business relationships with Seller with respect to the Assets so that such relationships will be preserved for Buyer on and after the Closing Date.

         (aa) All Wells, whether producing or not, located on the Lands, other than Wells which have been previously plugged and abandoned in compliance with applicable rules and regulations, are set forth in Exhibit "A" hereto.

         (bb) There are no underground storage tanks located on any of Lands.

         (cc) Since the Effective Date, Seller has purchased new Leases for the St. Martinville Prospect Area, S. Bayou Boeuf Prospect Area and Bol Mex Prospect Area as set forth on Exhibits "A-1", "A-2" and "A-3", respectively, under the heading "Post Effective Date Leases." Seller paid the bonus amount set forth in the description of such Post Effective Date leases on such Exhibits.

         (dd) Exhibit "I" sets forth each "authority for expenditure" issued or received by Seller since the Effective Date along with an indication of the Prospect Area which the authorization relates to, the amount of the authorization and specifically states whether Seller has approved that authorization.

         4.02 Representations and Warranties of Buyer. Each of Harken Energy and Exploration jointly and severally represents and warrants to Seller that the statements contained in this Article 4.02 are true and correct as of the Closing
Date:

         (a) Each of Harken Energy and Exploration is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and in good standing in the State of Texas.

         (b) Each Buyer has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into this Agreement and Related Agreements to which it is a party, and to perform its obligations under this Agreement and such Related Agreements.

         (c) The execution and delivery of this Agreement and the Related Agreements have been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by each Buyer at Closing, and the consummation of the transactions contemplated hereby as of the Closing Date shall have been duly authorized by all necessary corporate action on the part of each Buyer and no further authorization is required by any law, statute, regulation, court order or judgment applicable to either Buyer. This Agreement constitutes a legal, valid and binding obligation of each Buyer enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not
                  (i) violate, or be in conflict with any provisions of either Buyer's certificate of incorporation, bylaws or governing documents, (ii) constitute a material breach of, or any event of default under, any contract or agreement to which either Buyer is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect the ability of either Buyer to perform its obligations hereunder, or (iii) violate any judgment, decree, order, statute, rule or regulation applicable to either Buyer.

         (e) No suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which either Buyer is a party and which might materially hinder or impede the ability of either Buyer to perform its obligations hereunder. Harken Energy shall promptly notify Seller of any such proceeding arising prior to the Closing with respect to which its receives actual notice.

         (f) Neither Buyer has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         (g) Harken Energy is current with respect to all required reports, schedules, forms, statements and other documents with the Commission. The consolidated financial statements of Harken Energy filed with the Commission for the year ended December 31, 1997, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Harken Energy and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

         (h) The Closing Shares to be received by Seller (i) have been duly authorized, and (ii) at the time of their issuance, will be validly issued, fully paid, nonassessable, and not issued in violation of any preemptive rights or any applicable laws, rules or regulations. Such Shares will, upon delivery thereof, be free and clear of all liens, charges, pledges, encumbrances, equities and claims whatsoever other than those created by Seller.

         (i) The Reserve Shares and Additional Shares which may be received by Seller will when so issued and received (i) have been duly authorized, and (ii) at the time of their issuance, will be validly issued, fully paid, nonassessable, and not issued in violation of any preemptive rights or any applicable laws, rules or regulations. Such shares will, upon delivery thereof, be free and clear of all liens, charges, pledges, encumbrances, equities and claims whatsoever other than those created by Seller.

         (j) Set forth on Exhibit "4.02(j)" attached hereto and made a part hereof for all purposes is the authorized capitalization of Harken Energy and Exploration and the number of shares of their respective capital stock (or other equity interests) issued and outstanding as of the date hereof.


                                    ARTICLE 5
                  ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

         5.01 Definitions. As used in this Article 5.01:

                  (a) "Contaminated Site List" means any list, registry, or other compilation established by any Governmental Entity of sites that require or potentially require investigation, removal actions, remedial actions, or any other response under any Environmental Laws or treaty covering environmental matters, as the result of the Release or threatened Release of any Hazardous
                           Materials.

                  (b) "Environmental Laws" means all laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C.ss.6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss.11011 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Water Pollution Control Act, 33 U.S.C.ss.1251, et seq., the Safe Drinking Water Act, 42 U.S.C.ss.300f et seq., the Comprehensive Environment Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.ss.9601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.A.ss.2701 et seq.; the Louisiana Environmental Quality Act, La. R.S. 30:2001 et seq.; the Louisiana Conservation Act, La. R.S. 30:1 et seq.; the Louisiana Oilfield Site Restoration Law, La. R.S. 30:80 et seq.; the Louisiana Coastal Zone Management Program, La. R.S. 49:214.21 et seq.; the Louisiana-Coastal Wetlands Conservation and Restoration Act, La. R.S. 49:214.1 et seq.

                  (c) "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, cleanup, investigative, and/or monitoring costs and any other related costs and expenses), damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and postjudgment interest, attorney fees and other legal fees (A) pursuant to any agreement, order, notice, or responsibility, (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), or (B) pursuant to any claim by a Governmental Entity or other person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred by such Governmental Entity or person pursuant to common law, statute, rule or regulation.

                  (d) "Environmental Remediation Costs" means all costs and expenses of actions or activities to (A) cleanup or remove Hazardous Materials from the environment, (B) to prevent or minimize the further movement, leaching or migration of Hazardous Materials in the environment,
                           (C) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, and (D) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling, and monitoring, for boring, excavation, and construction, for removal, modification or replacement of equipment or facilities, for labor and material, and for proper storage, treatment, and disposal of Hazardous Materials.

                  (e) "Governmental Entity" means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities.

                  (f) "Hazardous Materials" means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive. materials, radioactive, materials, petroleum and petroleum products, and any other chemical, pollutant, contaminants substance or waste that is regulated by any Governmental Entity under any Environmental Law.

                  (g) "Material" or "Material Adverse Effect" for purposes of this Article 5.01 means any matter, response, action, remediation, or other item calling for the payment or expenditure by any Seller or Buyer after the Closing of funds in excess of $50,000 per occurrence, or $500,000 in the aggregate.

                  (h) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

         5.02 Representations and Warranties. With respect to the Assets, the Seller represents and warrants to Buyer that, to the best of its knowledge:

         (a)      With respect to permits and licenses relating to the Assets,
                  (A) all Material licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations the Assets have been obtained and are in full force and effect, and Seller is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals, (B) no declaration, environmental impact statement, or other filing or notice to any Governmental Entity is required under Environmental Laws as a condition or in connection with the transactions contemplated by this Agreement, and (C) no Environmental Laws impose any obligation upon any Seller, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer of any permit, license, consent, or other approval which materially is necessary to the operations of the Assets.

         (b) No Governmental Entity has given notice to the Seller of any claim or investigation under or violation of any Environmental Law with respect to the Assets or of any intent to encumber or place a lien under any Environmental Laws upon the Assets. No Material notice or Material restriction has been, or is required to be placed in any deed or other public real property record pursuant to any Environmental Laws with respect to the Assets.

         (c) Except as would not have a Material Adverse Effect and with respect to the Assets or any of the Lands, (A) no oral or written notification of any Release of any Hazardous Materials has been given to any Governmental Entity by or on behalf of Seller, (B) none of the Assets is on (nor has any Seller received any notice from any Governmental Entity that any of the Assets is being considered or proposed for listing on) any Contaminated Site List, (C) none of the Assets is the subject of any judgment, decree or order of any Governmental Entity requiring any investigation, removal, remediation or similar action, or other response under any Environmental Laws, (D) the Seller has not received any notice from any Governmental Entity that it is liable or responsible, or potentially liable or responsible, in any material respect for any removal, remedial, or other similar type action under any Environmental Laws as the result of the Release or threatened Release of Hazardous Materials with respect to the Assets and (E) there is no claim, complaint, investigation, litigation, or administrative proceeding threatened before any Governmental Entity (and to the best of its information and belief, Seller knows of no threatened claim, complaint, investigation, litigation, or administrative proceeding) in which it is asserted by any Governmental Entity or any other person that Seller (x) has violated or is not in compliance with any Environmental Laws with respect to the Assets, (y) is liable for or should be ordered or compelled to undertake any removal, remediation, or other response action as the result of the Release or threatened Release of any Hazardous Materials with respect to the Assets or (z) is liable for damages (including without limitation, damages to natural resources), fines, penalties, or other relief as the result of the violation or noncompliance of any Environmental Laws or as the result of the Release or threatened Release of any Hazardous Materials with respect to the Assets.


         (d) Except where the failure to have such permits and authorizations would not have a Material Adverse Effect, all Hazardous Materials, garbage, refuse, and similar waste materials with respect to the Assets have been transported by Seller only to sites which have proper permits or other authorization from Governmental Entities for the disposal of such materials. To the best knowledge of Seller, no such site to which

                  Hazardous Materials, garbage, refuse, or similar waste materials have been transported for disposal Seller are on any Contaminated Site List.

         (e) Except as would not have a Material Adverse Effect, all operations of Seller with respect to the Assets are in compliance with all Environmental Laws.

         (f) Except as would not have a Material Adverse Effect, no facts or circumstances exist which could reasonably be expected to result in any Environmental Liabilities to Seller or the Buyer following the Closing with respect to the Assets.

         (g) Seller does not now own, lease or otherwise operate any disposal sites on the Assets, other than the saltwater disposal wells which are listed on Exhibit "A", for which the Seller has obtained necessary permits from any Governmental Entity and which wells are in material compliance with all Environmental Laws and other applicable laws and regulations.


                                    ARTICLE 6
                             ENVIRONMENTAL COVENANT

         6.01 Availability of Data to Buyer; Phase I Environmental Audit. Prior to the date hereof, Seller has made available to Buyer information which is in the possession or control of Seller or to which Seller has access (other than publicly available information to which Buyer has equal access) and which relates to the environmental condition of the Assets, which information includes, without limitation, information regarding crude oil and produced water that may have been spilled or disposed of on-site and the locations thereof; onsite pits and pit closures; on-site burial; land farming; land spreading; underground injection; and on-site solid waste disposal sites. Seller has further delivered to Buyer true and correct copies of its Phase 1 Environmental Report for the St. Martinville Prospect Area dated February 10, 1997 and its Phase 1 Environmental Report for the S. Bayou Boeuf Prospect Area dated December, 1997. No material environmental events have occurred since the dates of these reports.

         6.02 Environmental Assessment. Buyer shall have the right to make an environmental assessment of the Assets during the period beginning on the date of execution of this Agreement and ending ninety (90) days after the Closing Date ("Examination Period"). If during the Examination Period, Buyer determines that operations of Seller or its affiliates with respect to the Assets are not in compliance with all Environmental Laws, without regard to whether Seller has been previously notified of such matter by an applicable authority, then Buyer shall give Seller notice thereof together with an explanation of the environmental problem. Seller shall have five (5) days following such notice to notify Buyer whether Seller elects to (x) remediate, dispose of, restore, or otherwise resolve such environmental problem or lack of compliance in accordance with all applicable laws, rules, and regulations, and to Buyer's reasonable satisfaction, or (y) reduce the consideration to be paid under

Article 8.03 (b) by $750,000.00. Buyer and Seller agree to cooperate with each other in connection with all activities to be conducted hereunder.


                                    ARTICLE 7
                          SURVIVAL AND INDEMNIFICATION

         7.01 Survival of Representations and Warranties. The representations and warranties of (i) the Seller contained in Article 4.01 and Article 5 hereof shall survive the Closing for a period of one year from the Closing Date and
(ii) the representations and warranties of the Buyer contained in Article 4.02 hereof shall survive the Closing for one year from the Closing Date (the "Survival Period").

         7.02 Indemnification Provision for the Benefit of the Seller. In the event the Buyer breaches any of its representations and warranties contained in
Article 4.02 hereof, then the Buyer agrees to indemnify and hold harmless the Seller, any current, former, and future director, officer, manager, member, partner, shareholder, employee and agent of Seller, and any successor, assign, heir, and executor of any of the foregoing (the "Seller Indemnified Party"), from and against the entirety of any Losses resulting from or related or attributable to the breach which the Seller, or any such Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Buyer shall not be responsible or liable for, any death, personal injury, or consequential damages in respect of such breach. Further, subject to the limitations of the immediately preceding sentence, the Buyer indemnifies, defends and holds the Seller Indemnified Parties harmless from and against any and all Losses directly or indirectly arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the surface of the Fee Tract, or in the soil, groundwater or soil vapor on or under the surface of the Fee Tract subsequent to the Closing Date that is caused by the Buyer or its agents and employees.

         7.03 Indemnification Provision for the Benefit of the Buyer In the event the Seller breaches any of its representations and warranties contained in
Article 4.01 and Article 5 hereof, then the Seller agrees to indemnify and hold harmless the Buyer, any current, former, and future director, officer, manager, member, partner, shareholder, employee and agent of Buyer, and any successor, assign, heir, and executor of any of the foregoing (the "Buyer Indemnified Party"), from and against the entirety of any Losses resulting from or related or attributable to the breach which the Buyer, or any such Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Seller shall not be responsible or liable for, any death, personal injury, or consequential damages in respect of such breach. Further, subject to the limitations of the immediately preceding sentence, the Seller indemnifies, defends and holds the Buyer Indemnified Parties harmless from and against any and all Losses directly or indirectly arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the surface of the Fee Tract, or in the soil, groundwater or soil vapor on or under the surface of the Fee Tract prior to the Closing date and thereafter, except for the presence of such Hazardous Materials that is caused by the Buyer or its agents and employees.

         7.04     Matters Involving Third Parties.

         (a) If any third party shall notify a Seller Indemnified or Buyer Indemnified Party with respect to any matter which may give rise to a claim for indemnification against Seller or Buyer, as the case may be (the "Indemnifying Party") under this
                  Article 7 or otherwise pursuant to this Agreement, then the Indemnified Party shall promptly (and in any event within ten
                  (10) business days after receiving service of process in a lawsuit, administrative proceeding or arbitration proceeding with respect to the Third Party Claim) notify each Indemnifying Party thereof in writing. Each of the matters described in this Article 7.04(a) shall be referred to in this Agreement as a "Third Party Claim".

         (b) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon (or constitute an admission of guilt, liability, fault or responsibility for) the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party failed to assume the defense and employ counsel.

         (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Article 7.04(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate with such reasonable costs and expenses associated therewith to be borne for the account of the Indemnifying Party.

         (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), unless the

                  Indemnified Party waives indemnification with respect to the Third Party Claim so settled and adjudicated.

         (e) The indemnification obligations of Seller and Buyer, respectively under this Agreement shall include court costs and attorney's fees and expenses and costs of investigating, preparing or defending any action or proceeding with respect to any Third Party Claim.


                                    ARTICLE 8
                             POST CLOSING COVENANTS

         8.01 Certain Obligations of Seller. Seller agrees that, with respect to the period following the Closing:

         (a) RECORDS. On or before five (5) business days after Closing, Seller shall, at Seller's cost, deliver to Buyer, at Buyer's offices in Irving, Texas, copies of all Records.

         (b) SUSPENSE FUNDS. As soon as practicable after Closing, Seller shall provide Buyer with a list showing all proceeds from production attributable to the Assets which are currently held in suspense. Seller shall remain responsible for distribution of such proceeds to the parties lawfully entitled thereto, and agrees to indemnify, defend and hold harmless Buyer from and against any and all Losses arising out of or relating to such proceeds.

         (c) RETAINED LIABILITIES. Seller retains and shall remain liable and responsible for, and Buyer specifically does not assume, any liabilities and obligations of Seller not related to or arising out of the ownership, use, maintenance and operation of the Assets, whether known or unknown, accrued or contingent and not otherwise specifically set forth in this Agreement.

         (d) BOL MEX PROSPECT. The Seller will continue its best efforts to bring partners in on a promoted basis to drill the Bol Mex Prospect Area and the depths below the base of the Discorbis 4 Sand in the St. Martinville Prospect Area. Buyer will have the right to participate in any well drilled to the Discorbis 4 Sand or below for its interest or to participate with Seller in the promote, including cash, carried interest on other value, consideration or interest to be received in any such transaction by Seller.

         8.02 Certain Obligations of Buyer. Each Buyer agrees that within (30) days following Closing, Buyer shall record those Conveyance Documents necessary to evidence in the public record that Buyer has acquired the Assets and within a reasonable time thereafter, Buyer shall supply Seller with a true and accurate photocopy of the recorded and filed Conveyance Documents. In the event Buyer fails to record any such Conveyance Document within such time period, Seller may, but shall not be obligated to, record such Conveyance Document on Buyer's behalf and at Buyer's cost (for which Buyer will promptly reimburse Seller upon demand).


         8.03     Agreements Regarding the Issuance of Closing Shares or Cash

         (a) CLOSING SHARES. Harken will issue and deliver to the Seller, within thirty (30) days of the Closing Date, the Closing Shares equal in value to Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000), which number of Closing Shares will be determined by dividing such value by the Average Closing Price of the Shares for the thirty (30) consecutive calendar days immediately preceding the Closing Date.

         (b) RESERVE SHARES. Exhibit 8.03(b) attached hereto contains a list of Leases (the "Expiring Leases") covering depths above the base of the Discorbis 4 Sand in the St. Martinville Prospect Area, the primary terms of which have or will expire on or before December 31, 1998. At any time, and from time to time, from and after forty- five (45) days following the Closing Date until the close of business one hundred twenty
                  (120) days following the Closing Date (or if such day is not a business day, the next following business day) Seller may notify Buyer that Seller has acquired new or renewal leases covering all or portions of the lands and depths covered by the Expiring Leases, providing for at least a three-year primary term and landowners' royalty interests comparable to those contained in the Expiring Leases. Such notice shall include (i) Seller's proposed form of assignment of such new or renewal leases to Harken Exploration, such assignment to be substantially in the form attached as Exhibit "B" hereto,
                  (ii) a statement of how many net mineral acres are covered by each lease, and (iii) the abstracts, title opinions or whatever other title information Seller used in determining what interests are leased and the net mineral acres covered by each lease. Buyer shall have a period of not more than forty-five (45) days following notice and tender in which to notify Seller of Buyer's approval of title to the new or renewal leases or to make objections to title with regard to all or any part of the renewal leases included in the subject notice (the date of such notice or, if no notice is given, the date of the expiration of such forty-five-day period, is herein called the "Approval Date"). In the absence of timely notice, Buyer will be deemed to have approved title to all of the new or renewal leases. Those leases subject to Buyer's good faith title objections shall be excluded from the assignment. Upon tender of the assignment by Seller at any time subsequent to the Approval Date, Harken Energy will, at its option, either: (i) tender cash to Seller in the amount of the Remaining Purchase Price, subject to adjustment as set forth below; or (ii) deliver to Seller Reserve Shares equal in value to the Remaining Purchase Price, subject to adjustment as set forth below. The number of Reserve Shares to be delivered will be determined by dividing the Remaining Purchase Price, as adjusted, by the Average

                  Closing Price. In the event the new or renewal leases to be assigned by Seller cover less than the number of net mineral acres set forth on Exhibit 8.03(b) attached hereto, the Remaining Purchase Price payable after the deduction, if any, required for environmental compliance under Article 6.02, shall be reduced in the proportion that the number of net mineral acres covered by the new or renewal leases bears to the number of net mineral acres set forth on Exhibit 8.03(b).

         (c)      As used in this Agreement:

                  "Approval Date" has the meaning set forth in Article 8.03(b).

                  "Average Closing Price" means, when used in Article 8.03(a), the average of the last reported Sales Price for the Shares for the 30 consecutive calendar days immediately preceding the Closing Date, when used in Article 8.03(b) means the average of the last reported Sales Price for the Shares for the 30 consecutive calendar days immediately preceding the Approval Date.

                  "Sales Price" means, when used with respect to a calendar day,
                  (i) the last reported sales price of the Shares on such day on the exchange where the Shares are primarily traded, (ii) if the Shares are not traded on an exchange, the last reported sale price of the Shares on such day on the NASDAQ National Market System, or (iii) if the Shares are not reported on the NASDAQ National Market System, the closing bid price for the Shares last quoted on such day as reported by an established quotation service for over-the-counter securities.

         8.04 Agreement In Regard to an Easement. The Seller is not selling the surface with respect to the Assets in the St. Martinville Area. However, the Seller and the Buyer agree to enter into an Easement Agreement substantially in the form of Exhibit "G" attached hereto in regard to the use by the Buyer of such surface for its operations. Such Agreement shall comply with Louisiana law and will include the granting of the following rights: (i) the right of ingress and egress to and from the Assets over and across all present, future and designated roads and highways situated on the Lands, this right of ingress and egress being for persons, vehicles, and equipment necessary or convenient for use in the Buyers' exercise of their rights to explore for, produce, maintain , sell, and transport oil and gas in the Assets; the right to install, maintain, and use gates in any fences, which now or will cross any easement tracts; the right to mark the location of any easement tracts by suitable markers set in the ground, provided, however, these markers may be placed in fences or other locations that will not interfere with any reasonable use of the Seller may make of the easements; and the right to cut and trim trees and shrubbery that may encroach on any easement area.

         8.05 Agreement Concerning Prescriptive Rights. Sellers agree to execute the form of Act of Acknowledgment of Mineral Servitude for Purpose of Interruption of Liberative Prescription attached hereto as Exhibit "L" upon the request of Buyer, or Buyer's successors, not more frequently than annually, acknowledging the interruption of liberative prescription on the Fee Tract. Any sale or other disposition of Seller's interest in such surface rights shall be made expressly subject to the covenant to execute future acts on the form attached as Exhibit "L". In the event that any portion of the mineral servitude estate under the Fee Tract shall revert to ownership of the surface holder, then
Seller covenants for itself, its heirs and assigns forever to reconvey all such minerals that may have so reverted to Harken Energy or its nominee. If the preceding provisions of this Article 8.05 are not effective or are held to be invalid or unenforceable as against public policy, then Seller shall be deemed to have leased all of the minerals under the Fee Tract to Buyer for a term of 99 years without any royalties, or rental or other consideration deemed payable other than the Purchase Price.


                                    ARTICLE 9
                                EFFECT OF CLOSING

         The following terms, provisions and prorations shall be effective at the Closing:

         (a) REVENUES. All proceeds from production, accounts receivables, notes receivable, income, revenues, monies and other items attributable to the Assets with respect to any period of time prior to the Effective Date shall belong to and be retained by or paid over to Seller and all necessary reports with respect to such proceeds shall be filed by Seller. All proceeds from production, accounts receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time from and after the Effective Date shall belong to and be retained by or paid over to Buyer, except for Hydrocarbons that, at the Effective Date, are attributable to the Assets and are in storage or are otherwise held in inventory and all proceeds attributable thereto.

         (b) EXPENSES. All accounts payable and accrued liabilities for costs and expenses attributable to the Assets with respect to any period of time prior to the Effective Date, including excise, severance, and similar taxes based on production or royalties, shall be the obligation of and paid by the Seller, and all necessary reports with respect to such costs and expenses shall be filed by Seller. All accounts payable and accrued liabilities for direct costs and expenses attributable to the Assets (but not including Seller's overhead costs) with respect to any period of time from and after the Effective Date shall be the obligation of and be paid by the Buyer.

         (c) AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (the "Taxes") shall be apportioned as of the Effective Date between Buyer and Seller. All such Taxes allocable to periods prior to the Effective Date shall be paid by Seller, and all such Taxes allocable to the Effective Date and after shall be paid by Buyer. Any refunds of Taxes allocable to periods prior to the Effective Date shall be the property of Seller. Any refunds of Taxes allocable to periods after the Effective Date shall be the property of Buyer. Buyer shall file or cause to be filed all required reports and returns incident to such

                  Taxes which are due on or after the Effective Date, and shall pay or cause to be paid to the taxing authorities all such Taxes reflected on such reports and returns; provided, however, Seller shall promptly reimburse Buyer for any amounts owing by Seller with respect thereto pursuant to this paragraph.

         (d) SALES TAXES, FILING FEES, ETC. Buyer shall be liable for any sales taxes or other transfer taxes, as well as any applicable conveyance, transfer and recording fees, and real estate, transfer, stamp or other taxes imposed upon the sale of the Assets. Seller agrees to use its reasonable best efforts to assist Buyer in obtaining any applicable exemptions to any applicable state sales tax. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly deliver a check to Seller in full payment, and Seller shall deliver said check to the appropriate taxing authorities and shall bear any and all penalties, costs and expenses associated with the failure of Seller to deliver said check.

         (e) OTHER TAXES. All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) relating to production attributable to the Assets prior to the Effective Date shall be paid by Seller and all such taxes and fees relating to such production attributable to the Assets on and after the Effective Date shall be paid by Buyer.

         (f) GAS IMBALANCES. Buyer has not included in its engineering pertaining to the Assets the effect of any Imbalances (as hereinafter defined) with respect to shares of production taken or marketed from or attributable to working interests comprising the Assets. Attached hereto as Exhibit 9(f) and made a part hereof for all purposes is a listing of all Imbalances (including working interest imbalances and pipeline imbalances) affecting the Assets as of the Effective Date. For purposes of this Agreement, "Imbalances" means any situation in which any party entitled, including Seller, to produce gas from a Well in which Seller owns a working interest has produced such gas in excess of its pro rata share and thereby has incurred a future liability or makeup obligation.

         (g) PAYMENTS; SHARED OBLIGATIONS. If amounts are received by either Party hereto which, under the terms of this Article 9 belong to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which under the terms of this
                  Article 9 is partially the obligation of Seller and partially the obligation of Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

         (h) POST-CLOSING ADJUSTMENTS. Within ninety (90) days after Closing, each Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the "Final Settlement

                  Statement"), setting forth each adjustment or payment that was not finally determined as of the Closing or in accordance with Articles 9(a)-(e) and 9(g), above, and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to each Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The Parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment no later than thirty (30) days after Buyer's receipt of the Final Settlement Statement. The date upon which such agreement is reached shall be herein called the "Final Settlement Date." In the event, as a result of the Final Settlement Statement (I) Buyer owes either Seller additional monies, Buyer shall pay such Seller or to such Seller's account (as designated by such Seller) in immediately available federal funds such amount; or (ii) either Seller owes Buyer monies, such Seller shall pay Buyer or to Buyer's account (as designated by Buyer) in immediately available federal funds such amount. Payment by Buyer or either Seller shall be made within five (5) days after the Final Settlement Date.


                                   ARTICLE 10
                            CONFIDENTIALITY AGREEMENT

         Each Party, its Affiliates and its and their directors, officers, employees, agents, representatives, consultants, investors and lenders, agree to keep the terms and conditions of this Agreement and all proprietary and confidential information exchanged between Buyer and Seller in connection with this Agreement, confidential, and to not disclose the existence of this Agreement without the prior written consent of the other Party, which consent may be withheld at either Party's sole discretion, for a period not to exceed one year from the Closing Date. The foregoing restriction shall not apply to disclosures and information which (i) are required to comply with applicable statutes and regulations; (ii) are required to enforce this Agreement; (iii) are required to obtain financing related to the transactions contemplated hereby;
(iv) enter the public domain through a third party who does not thereby breach an obligation of confidentiality; or (v) are made in association with press releases issued in accordance with Article 14.01 hereof.


                                   ARTICLE 11
                                     CLOSING

         11.01 Seller's Closing Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

         (a)      CONVEYANCE DOCUMENTS.  The Conveyance Documents;

         (b) OPINION OF COUNSEL. An opinion of counsel to the Seller substantially in the form of Exhibit "11.01(b)" attached hereto and made a part hereof for all purposes; and

         (c) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement dated the Closing Date, substantially in the form of
                  Exhibit 11.01(c) .

         11.02 Buyer's Closing Obligations. Buyer shall deliver to Seller at Closing with respect to items (a) and (c) listed below and within thirty (30) days after Closing with respect to item (b) hereinbelow the following:

         (a) OPINION OF COUNSEL. The opinion of counsel to the Buyer substantially in the form of Exhibit "11.02(a)" attached hereto and made a part hereof for all purposes;

         (b) SHARES. A certificate or certificates in definitive form representing the Shares to be issued pursuant to Article 3.01(b); and

         (c) REGISTRATION RIGHTS AGREEMENT AND OTHER RELATED AGREEMENTS. The Registration Rights Agreement substantially in the form of
                  Exhibit 11.01(c) ( and the other Related Agreements in substantially in the forms of Exhibits G and H.


                                   ARTICLE 12
                         CASUALTY LOSS AND CONDEMNATION

         If, prior to the Closing Date, all or any portion of the Assets are destroyed by fire or other casualty or are taken in condemnation or under right of eminent domain or proceedings for such purpose are pending or threatened in writing, Buyer may elect to purchase such Assets or portions thereof notwithstanding any such destruction, taking or pending or threatened taking (without reduction in the Purchase Price with respect thereto), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties (including insurers) by reason of the destruction or taking of such Assets, and shall assign, transfer and set over unto Buyer all of Seller's right, title and interest in and to any unpaid awards or other amounts due from third parties (including insurers) arising out of the destruction, taking or pending or threatened taking of such Assets or portions thereof. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to the Assets or portions thereof without first obtaining the written consent of Buyer.


                                   ARTICLE 13
                                 BUYER'S OPTION

         13.01 Grant of Option. As stated in Article 2.01(c) above, Buyer shall have an ongoing option for one year from and after the Closing Date to purchase all of Seller's remaining 25% interest in the St. Martinville Prospect Area and the S. Bayou Boeuf Prospect Area, and a like undivided interest in all wells and Equipment located thereon (the "Option Assets"). Seller shall not sell or dispose of any portion of the Option Assets during this option period and any encumbrances created by, through or under Seller shall be made expressly subject to Buyer's option.

         13.02 Option Closing. In order to exercise the option, Buyer will give Seller written notice of its exercise. The closing ("Option Closing") of the purchase under the option shall occur 10 business days thereafter, and at the Option Closing Seller shall deliver Conveyance Documents, with only the changes that may be necessary, including the naming of Buyer's nominee or assignee, if applicable, as the grantee in such instruments conveying and transferring the Option Assets to Buyer. The price payable at the Option Closing shall be $5,750,000, less an amount equal to 25% of the value of any of the Reserve Shares that Seller was not entitled to receive for acquiring renewal leases under Article 8.03(b). The fact that the Reserve Shares due under Article 8.03(b) constitute a component of the amount due under the option purchase price shall not diminish the amount that may be due under Article 8.03(b). Buyer may pay for the interests purchased through the exercise of this option by delivering Shares ("Additional Shares") or by cash, at Buyer's option. If the Additional Shares are delivered, the number shall be determined by dividing the appropriate value by the average of the last reported Sales Price for the Shares for the thirty (30) consecutive calendar days immediately preceding the Option Closing. Buyer shall give two (2) business day's notice of whether Buyer will pay with cash or Additional Shares. Any Additional Shares delivered under this
Article 13.02 shall be registered under the same procedures as contained in the Registration Rights Agreement. At the Option Closing, Buyer and Seller will execute and deliver certificates through which Seller makes the representations and warranties contained in Article 4.01 and Article 5, and Buyer makes the representations and warranties contained in Article 4.02, with any references in such provisions to the Assets being modified to refer to the Option Assets; references to Effective Date being the date of Buyer's exercise of the Option; references to the Closing being the Option Closing; and references to Shares being the Additional Shares. Further, the Parties agree that, if Buyer exercises the option, the provisions of Article 7, Article 8 and Article 9 shall also pertain to the Option Closing and the Option Assets, with the appropriate changes noted in the preceding sentence being effectuated for the proper construction of these provisions with regard to the Option Closing; provided, however, with regard to the Option closing and Option Assets, the representations and warranties contained in Article 4.01, Article 4.02 and
Article 5 and the indemnities contained in Article 7 shall only survive for six
(6) months following the Option Closing.

         13.03 Obligations of Seller at Option Closing. Seller agrees that, with respect to the period following the Option Closing:

         (a) RECORDS. On or before five (5) business days after Option Closing (the "Records Delivery Date"), Seller shall deliver to Buyer, at Buyer's offices in Irving, Texas, the originals of all Records. Seller shall be entitled to retain, or to obtain from Buyer at Seller's cost, one copy of all such information for its records as may be reasonably necessary for Seller to address matters relative to its ownership and operation of the Assets, including, without limitation, the preparation of accounting and financial information, the filing of tax returns and the pursuing or defending of litigation.

         (b) SUSPENSE FUNDS. As soon as practicable after Closing, Seller shall provide Buyer with a list showing all proceeds from production attributable to the Option Assets which are currently held in suspense and, except as to funds in suspense for the account of Gregg Production Company, transfer to Buyer all such proceeds. Buyer shall be responsible for distribution of such proceeds to the parties lawfully entitled thereto, and agrees to indemnify, defend and hold harmless Seller from and against any and all Losses arising out of or relating to the proceeds so transferred, except for any Losses caused by Seller's negligence or willful misconduct.

         (c) RETAINED LIABILITIES. Seller retains and shall remain liable and responsible for, and Buyer specifically does not assume, any liabilities and obligations of Seller not related to or arising out of the ownership, use, maintenance and operation of the Option Assets, whether known or unknown, accrued or contingent and not otherwise specifically set forth in this Agreement.

         13.04 Certain Obligations of Buyer. Each Buyer agrees that, with respect to the period following the Option Closing:

         (a) RECORDING. Within (30) days following Option Closing, Buyer shall record those Conveyance Documents necessary to evidence in the public record that Buyer has acquired the Option Assets and within a reasonable time thereafter, Buyer shall supply Seller with a true and accurate photocopy of the recorded and filed Conveyance Documents covering the Option Assets. In the event Buyer fails to record any such Conveyance Document within such time period, Seller may, but shall not be obligated to, record such Conveyance Document on Buyer's behalf and at Buyer's cost (for which Buyer will promptly reimburse Seller upon demand).

         (b) REMOVAL OF NAMES. As soon as reasonably practicable after Option Closing, Buyer shall cause to be removed the names and marks of Seller and any variations and derivations thereof and logos relating thereto from any of the Assets, and will not thereafter make any use whatsoever of such names, marks, and logos; provided, however, that the Buyer shall have no obligation to remove such names or marks from any lease site or well until such time as such names or marks are removed in the ordinary course of the Buyer's business. Buyer shall indemnify Seller for any Losses it suffers as a result of the Buyer's non-removal of such names or marks after the Option Closing.


                                   ARTICLE 14
                              GOVERNMENTAL CONSENTS

         At the Closing and Option Closing, if any, Seller shall execute and deliver to Buyer such assignments of federal, state and Indian leases as require consent to assignment, on the forms



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



required by the governmental or tribal agency having jurisdiction thereof. Buyer shall promptly file for and obtain the necessary approvals for such assignments. Until such approvals (the "Govern mental Approvals") are obtained, Seller shall continue to hold governmental title to such leases as nominee for Buyer.


                                   ARTICLE 15
                                  MISCELLANEOUS

         15.01 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing or Option Closing, if any, without the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         15.02 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         15.03 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

         15.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         15.05 Headings. The section or Article headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         15.06 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         15.07 Legal Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney's fees from the nonprevailing party. Each Party shall pay their respective legal costs associated with the negotiation and drafting of this Agreement.

         15.08 Exhibits. All exhibits and schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

         15.09 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by written instrument executed by the Party waiving the compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by either Party of any condition or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         15.10 Further Assurances. After the Closing and Option Closing, if any, each of the Parties will execute, acknowledge, and deliver to the other such further instruments, and take such other actions, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

         15.11 Resignation as Operator, etc. At the Option Closing, Seller shall execute and deliver to Buyer appropriate letters resigning as the Operator of any of the Assets or Option Assets that Seller is operating and other appropriate documents concerning transfer of operations. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets or Option Assets, since the Assets or Option Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator; provided, however, that Seller agrees to use its reasonable best efforts to assist Buyer in becoming successor operator.

         15.12 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  IF TO SELLER:

                  Bargo Energy Company
                  700 Louisiana, Suite 3700
                  Houston, Texas 77002
                  Attention:  Mr. Tim J. Goff, President
                  Telephone:  (713) 236- 9792
                  Fax:        (713) 236-9799
                  with a copy to:

                  EnCap Investments L.C.
                  1100 Louisiana, Suite 3150
                  Houston, Texas  77002
                  Attention: Mr. D. Martin Phillips
                  Telephone: (713) 659-6100
                  Fax:       (713) 659-6130

                  IF TO BUYER:

                  Harken Energy Corporation
                  Harken Exploration Company
                  5605 North MacArthur, Suite 400
                  Irving, Texas 75038
                  Attention: Mr. Larry Cummings, Vice President and Secretary
                  Telephone: (972) 753-6932
                  Fax:       (972) 753-6963

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         15.13 Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement and in Conveyance Documents delivered pursuant to
Article 11.01(a) and Article 13.02, the Parties hereto make no, and disclaim any, representation or warranty whatsoever, whether express or implied. Each Party hereto disclaims all liability and responsibility for any other representation, warranty, statement, or communication (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information, or advice that may have been provided to any such Party by any officer, stockholder, director, partner, member, manager, employee, agent, consultant, representative, or contractor of such disclaiming Party or its Affiliates or any engineer or engineering firm, or other agent, consultant, or representative) wherever and however made. Without limiting the generality of the foregoing, Seller makes no representation or warranty as to (a) the amount, value, quality, or deliverability of petroleum, natural gas, or other reserves attributable to the Assets or any portion thereof, or (b) any geological, engineering, or other interpretations or economic evaluations. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 4.01(F), ALL TANGIBLE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND APPURTENANCES CONSTITUTING A PART OF THE ASSETS ARE SOLD "AS IS, WHERE IS," AND SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION

OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (I) MERCHANTABILITY, (II) FITNESS FOR ANY PARTICULAR PURPOSE,
(III) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (IV) CONDITION. The Parties agree that the preceding disclaimers of warranty are "conspicuous" disclaimers for purposes of any applicable law, rule, or order.

         15.14 Seller's Liabilities Several and Not Joint. Notwithstanding anything herein contained to the contrary, it is understood and agreed that the obligations and liabilities of Seller hereunder are several, and not joint or joint and several, with respect to that portion of the Assets owned by SMPL and Bargo, respectively. More specifically, it is understood and agreed that:

                  (a) The representations and warranties set forth in Article 4.01, the environmental representations and warranties set forth in
         Article 5.01, the environmental covenant set forth in Article 6.01, the indemnification provision for the benefit of Buyer set forth in Article
         7.03 and the post-closing covenants set forth in Article 8.01 shall bind SMPL insofar and only insofar as the same pertain to the St. Martinville Prospect Area, the Bol Mex Prospect Area and that part or portion of the Assets included therein, and SMPL shall have no liability or obligation whatsoever under the above-referenced or any other provisions hereof with respect to the S. Bayou Boeuf Prospect Area or that part or portion of the Assets included therein; and

                  (b) The representations and warranties set forth in Article 4.01, the environmental representations and warranties set forth in
         Article 5.01, the environmental covenant set forth in Article 6.01, the indemnification provision for the benefit of Buyer set forth in Article
         7.03 and the post-closing covenants set forth in Article 8.01 shall bind Bargo insofar and only insofar as the same pertain to the S. Bayou Boeuf Prospect Area and that part or portion of the Assets included therein, and Bargo shall have no liability or obligation whatsoever under the above-referenced or any other provisions hereof with respect to the St. Martinville Prospect Area, the Bol Mex Prospect Area or that part or portion of the Assets included therein.

Furthermore, no default by one Seller under this Agreement shall affect in any way the right of a non-defaulting Seller to enforce this Agreement by appropriate proceedings at law or in equity.

         15.15 Severability. Any term or provision of this Agreement that is invalid or unenforce able in any situation and in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         15.16 Texas Deceptive Trade Practices Act Waiver. Buyer (a) represents and warrants to Seller that it (i) is acquiring the Assets for commercial or business use, (ii) has assets in excess of $25,000,000 and (iii) has knowledge and experience in financial and business matters such that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and is not in a significantly disparate bargaining position with respect to Seller; and
(b) hereby unconditionally and irrevocably waives any and all rights or remedies it may have under the Deceptive Trade Practices - Consumer Protection Act of the State of Texas, Tex. Bus. & Com. Code ss. 17.41 et seq., other than any of the provisions of ss. 17.555 of such Act, if such Act would for any reason be deemed applicable to the transactions contemplated hereby.

         15.17 No Third Party Beneficiaries. Except as provided for in Article 7 hereof with respect to the rights of an Indemnified Party, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other persons given rights of indemnification hereunder.

         15.18 Construction. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law should be deemed also to refer to all rules and regulations promulgated thereunder, unless the contexts requires otherwise. The word "including" shall mean including, without limitation. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, but effective for all purposes as of the Effective Date.

                             SELLER:

                             ST. MARTINVILLE PARTNERS, LTD.

                             By:      Bargo Energy Partners, Ltd., General
                                      Partner

                             By:      Bargo Energy Corporation


                             By:      /s/ Tim J. Goff
                                ---------------------------------------
                                      Tim J. Goff, President

                             BARGO ENERGY COMPANY


                             By:      /s/ Tim J. Goff
                                ---------------------------------------
                                      Tim J. Goff, Manager


                             BUYER:

                             HARKEN ENERGY CORPORATION


                             By:      /s/ Larry E. Cummings
                                ---------------------------------------
                                      Larry E. Cummings, Vice President


                             HARKEN EXPLORATION COMPANY


                             By:      /s/ Larry E. Cummings
                                ---------------------------------------
                                      Larry E. Cummings, Vice President

                                LIST OF EXHIBITS


Exhibit A         Well List with Working Interest and Net Revenue Decimals
Exhibit A-1       St. Martinville Prospect Area
Exhibit A-2       S. Bayou Beouf Prospect Area
Exhibit A-3       Bol Mex Prospect Area
Exhibit B         Assignment, Bill of Sale and Conveyance
Exhibit C         Equipment
Exhibit D         Easements
Exhibit E         Contests of Liens
Exhibit F         Product Contracts
Exhibit G         Easement Agreement
Exhibit H         Excluded Assets
Exhibit I         Authorization for Expenditures
Exhibit J         Disclosure under Article 4.01
Exhibit K         Operating Agreement
Exhibit L         Act of Acknowledgment of Mineral Servitude
Exhibit 4.02(j)   Capitalization Schedule
Exhibit 9(f)      Gas Imbalances
Exhibit 8.03(b)   Expiring Leases
Exhibit 11.01(b)  Opinion of Seller's Counsel
Exhibit 11.01(c)  Registration Rights Agreement
Exhibit 11.02(a)  Opinion of Buyers' Counsel